Exhibit 3.8

Delaware
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “THE NEW HOME COMPANY NORTHERN CALIFORNIA LLC”, FILED IN THIS OFFICE ON THE FIFTH DAY OF NOVEMBER, A.D. 2009, AT 8:22 O’CLOCK P.M.

CERTIFICATE OF FORMATION
OF
THE NEW HOME COMPANY NORTHERN CALIFORNIA LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.), hereby certifies that:

1.	The name of the limited liability company is The New Home Company Northern California LLC.

2.	The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the 5th day of November, 2009.
By: /s/ Mark Kawanami
Mark Kawanami, Authorized Person